UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2013

Regal Entertainment Group

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7132 Regal Lane, Knoxville, Tennessee 37918

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 865-922-1123

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On February 16, 2013, Regal Entertainment Group (“Regal”) and its wholly owned subsidiary, RGCS Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wallace Theater Holdings, Inc. (“Hollywood Theaters”) and WTH Holdings, L.L.C., pursuant to which Merger Sub will merge with and into Hollywood Theaters and Hollywood Theaters will become a wholly owned subsidiary of Regal.  Upon consummation of the transaction, Regal will acquire a total of 43 theatres with 513 screens in 16 states and 3 U.S. territories.  The purchase price will consist of $191 million in cash, approximately $47 million of assumed lease obligations, comprised of capital leases and financing obligations, and certain working capital.  The cash portion of the purchase price includes repayment of approximately $157 million of Hollywood Theaters’ debt and is subject to customary post-closing adjustments.

The parties have made customary representations, warranties and covenants in the Merger Agreement.  The Merger Agreement provides for $19.8 million to be held back in an escrow account until the 15 month anniversary of the closing date.  Consummation of the transaction is contingent upon customary closing conditions and is expected to be completed during Regal’s second fiscal quarter of 2013.

On February 19, 2013, the Company issued a press release announcing the acquisition of Hollywood Theaters and its entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1.  The information contained in the press release is incorporated herein by reference.

Item 8.01   Other Events.

On February 19, 2013, the Company issued a press release announcing the acquisition of Hollywood Theaters and its entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1.  The information contained in the press release is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated February 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: February 19, 2013	By:	/s/ David H. Ownby
Name: David H. Ownby
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated February 19, 2013